Exhibit 10.2(c)

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Second Amendment”) is made as of August 20, 2015, by and between ARE-819/863 MITTEN ROAD, LLC, a Delaware limited liability company (“Landlord”), and CORVUS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.                                    Landlord and Tenant are parties to that certain Lease Agreement dated as of January 27, 2015, as amended by that certain First Amendment to Lease dated as of March 19, 2015 (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases from Landlord certain premises consisting of approximately 11,301 rentable square feet (the “Existing Premises”) in a building located at 863 Mitten Road, Burlingame, California (“Building”).  The Existing Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.                                    Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) expand the size of the Existing Premises by adding approximately 10,834 rentable square feet at 866 Malcolm Road, Burlingame, California, as shown on Exhibit A attached to this Second Amendment (the “Second Expansion Premises”), and (ii) provide for the extension of the Base Term of the Lease through the date that is 60 months after the Expansion Premises Rent Commencement Date (as defined in Section 2 below).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.                                      Second Expansion Premises.  In addition to the Existing Premises, commencing on the Second Expansion Premises Commencement Date (as defined in Section 2 below), Landlord leases to Tenant, and Tenant leases from Landlord, the Second Expansion Premises.

2.                                      Delivery.  Landlord shall use reasonable efforts to deliver (“Delivery” or “Deliver”) the Second Expansion Premises to Tenant for Tenant’s performance of the Tenant Improvements (as defined in the Work Letter) under the work letter attached to this Second Amendment as Exhibit B (the “Work Letter”) on the date that is 1 business day after the mutual execution and delivery of this Second Amendment by the parties.  If Landlord fails to timely Deliver the Second Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided herein.  If Landlord does not Deliver the Second Expansion Premises on or before November 30, 2015, for any reason other than Force Majeure delays, this Second Amendment may be terminated by Tenant by written notice to Landlord, and if so terminated by Tenant, neither Landlord nor Tenant shall have any further rights, duties or obligations under this Second Amendment, except with respect to provisions which expressly survive termination of this Lease.  If Tenant does not elect to void this Lease on or before December 4, 2015, such right to void this Second Amendment shall be waived and this Second Amendment shall remain in full force and effect.

The “Second Expansion Premises Commencement Date” shall be the date that Landlord Delivers the Second Expansion Premises to Tenant.  The “Second Expansion Premises Rent Commencement Date” shall be the date that is the earlier of (i) Substantial Completion (as defined in the Work Letter) of the Tenant Improvements, or (ii) 6 months following the Second Expansion Premises Commencement Date.  Upon the request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Second Expansion Premises Commencement Date, the Second Expansion Premises Rent Commencement Date and the expiration date of the Lease in substantially the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Except as otherwise set forth in this Second Amendment: (i) Tenant shall accept the Second Expansion Premises in their condition as of the Second Expansion Premises Commencement Date, subject to all applicable Legal Requirements; (ii) Landlord shall have no obligation for any defects in the Second Expansion Premises; and (iii) Tenant’s taking possession of the Second Expansion Premises shall be conclusive evidence that Tenant accepts the Second Expansion Premises.

Notwithstanding anything to the contrary contained in this Second Amendment, Tenant and Landlord acknowledge and agree that the effectiveness of this Second Amendment shall be subject to the following condition precedent (“Condition Precedent”) having been satisfied:  Landlord shall have entered into a lease termination agreement (“Termination Agreement”) on or before August 31, 2015, with the existing tenant of the Second Expansion Premises pursuant to which such existing tenant agrees to terminate its Lease with respect to the Second Expansion Premises, which Termination Agreement shall be on terms and conditions acceptable to Landlord, in Landlord’s sole and absolute discretion.  In the event that the Condition Precedent is not satisfied, Landlord shall have the right to terminate this Second Amendment upon delivery of written notice to Tenant.  Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord’s inability or failure to cause the Condition Precedent to be satisfied.

Except as otherwise provided in this Second Amendment, Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Second Expansion Premises, and/or the suitability of the Second Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Second Expansion Premises are suitable for the Permitted Use.

3.                                      Definitions.

a.                                      Commencing on the Second Expansion Premises Commencement Date, the definitions of “Address,” “Premises,” “Building,” “Rentable Area of Premises,” and “Tenant’s Share of Operating Expenses of Project” are hereby deleted and replaced with the following”

“Address:  863 Mitten Road and 866 Malcolm Road, Burlingame, California”

“Premises:  That portion of (a) the 863 Building containing approximately 11,301 rentable square feet, consisting of (i) approximately 8,138 rentable square feet (the “Original Premises”) in the west wing of the 863 Building (“West Building”), (ii) approximately 3,163 rentable square feet (the “Expansion Premises”) in the east wing of the 863 Building (“East Building”), and (iii) approximately 10,834 rentable square feet  (“Second Expansion Premises”) in the east wing of the 866 Building (“866 East Building”), all as determined by Landlord, as shown on Exhibit A.”

“Building:  That certain building located at 863 Mitten Road, Burlingame, California (“863 Building”) and that certain building located at 866 Malcolm Road, Burlingame, California (“866 Building”), in which the Premises are located, as shown on Exhibit B.”

“Rentable Area of Premises:  22,135 sq. ft.”

“Tenant’s Share of Operating Expenses of Project:  22.71%”

b.                                      Commencing on the Second Expansion Premises Commencement Date, the following defined terms are hereby added to the Lease:

“Rentable Area of 866 East Building:  10,834 sq. ft.”

“Tenant’s Share of Operating Expenses for 866 East Building:  100%”

Notwithstanding anything to the contrary contained in the Lease, commencing on the Second Expansion Premises Rent Commencement Date, Tenant shall commence paying Tenant’s Share of Operating Expenses with respect to the Second Expansion Premises (Tenant’s Share of Operating Expenses of 866 East Building) in addition to Tenant’s Share of Operating Expenses with respect to the Existing Premises (Tenant’s Share of Operating Expenses of East Building and Tenant’s Share of Operating Expenses of West Building).  Landlord may equitably allocate Operating Expenses between the East Building, the West Building and the 866 East Building.

As of the Second Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Second Expansion Premises as shown on Exhibit A attached to this Second Amendment as part of the Premises.

4.                                      Base Term.  Commencing on the Second Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term:  Commencing (i) with respect to the Original Premises on the Commencement Date, (ii) with respect to the Expansion Premises on the Expansion Premises Commencement Date, and (iii) with respect to the Second Expansion Premises on the Second Expansion Premises Commencement Date, and ending with respect to the entire Premises on the date that is 60 months after the first day of the first full month following the Second Expansion Premises Rent Commencement Date (“Expiration Date”).”

5.                                      Base Rent.

a.                                      Annual Adjustments.  Tenant shall continue paying Base Rent with respect to the Original Premises and the Expansion Premises as provided in the Lease through the day immediately preceding the Second Expansion Rent Premises Commencement Date.  Commencing on the Second Expansion Premises Rent Commencement Date, Tenant shall commence paying Base Rent with respect to the entire Premises at the rate of $3.02 per rentable square foot of the Premises per month.  Base Rent shall be increased on each annual anniversary of the Second Expansion Premises Rent Commencement Date (each a “Second Amendment Adjustment Date”) by multiplying the Base Rent payable immediately before such Second Amendment Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Second Amendment Adjustment Date.

b.                                      Additional TI Allowance.  In addition to the Tenant Improvement Allowance (as defined in the Work Letter), Landlord shall, subject to the terms of the Work Letter, make available to Tenant the Additional Tenant Improvement Allowance (as defined in the Work Letter). Commencing on the Second Expansion Premises Rent Commencement Date and continuing thereafter on the first day of each month during the Base Term, Tenant shall pay the amount necessary to fully amortize the portion of the Additional Tenant Improvement Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 8% per annum over the Base Term  (“TI Rent”), which interest shall begin to accrue on the date that Landlord first disburses such Additional Tenant Improvement Allowance or any portion(s) thereof. Any of the Additional Tenant Improvement Allowance and applicable interest remaining unpaid as of the expiration or earlier termination of the Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of the Lease.

6.                                      Security Deposit.  As of the date of this Second Amendment, the definition of “Security Deposit” on the first page of the Lease is deleted in its entirety and replaced with the following:

“Security Deposit:  $65,298.25”

Landlord currently holds a Security Deposit in the amount of $20,345.00 in the form of cash under the Lease.  On or before the Second Expansion Premises Commencement Date, Tenant shall deliver to Landlord, for the performance of all of Tenant’s obligations under the Lease in the amount of $65,298.25, an unconditional and irrevocable letter of credit (the “Letter of Credit”):  (i) in form and substance satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by an FDIC-insured financial institution satisfactory to Landlord, and (v) redeemable by presentation of a sight draft in the state of Landlord’s choice.  Promptly following the delivery of the Letter of Credit to Landlord, Landlord shall return to Tenant the cash Security Deposit then being held by Landlord.

If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements set forth above at least 10 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit.

7.                                      Right to Extend Term.  Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

a.                                      Extension Rights.  Tenant shall have 1 right (the “Extension Right”) to extend the term of the Lease for 3 years (the “Extension Term”) on the same terms and conditions as the Lease (other than with respect to Base Rent and the Work Letter) by giving Landlord written notice of its election to exercise the Extension Right at least 9 months prior, and no earlier than 12 months prior, to the expiration of the Base Term of the Lease.

Upon the commencement of the Extension Term, Base Rent shall be payable at the Market Rate (as defined below).  Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined.  As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Tenant Improvements, Alterations and other improvements) in laboratory/office buildings in the vicinity of the Project for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, parking costs, leasing commissions, allowances or concessions, if any.  In addition, Landlord may impose a market rent for the parking rights provided hereunder.

If, on or before the date which is 240 days prior to the expiration of the Base Term of the Lease, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during the Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 7(b).  Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 7(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for the Extension Term.

b.                                      Arbitration.

(i)                                     Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”).  If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term.  If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate and escalations.  If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator.  If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term.  The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator.  If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii)                                  The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable.  The decision of the single Arbitrator shall be final and binding upon the parties.  The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties.  Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties.  If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made.  After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant.  Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.

(iii)                               An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and:  (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in San Francisco’s Mid-peninsula area, or (B) a licensed commercial real estate broker with not less than 15 years experience representing landlords and/or tenants in the leasing of high tech or life sciences space in San Francisco’s Mid-peninsula area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

c.                                       Rights Personal.  The Extension Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

d.                                      Exceptions.  Notwithstanding anything set forth above to the contrary, the Extension Right shall, at Landlord’s option, not be in effect and Tenant may not exercise the Extension Right:

(i)            during any period of time that Tenant is in Default under any provision of the Lease; or

(ii)           if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Extension Right, whether or not the Defaults are cured.

e.             No Extensions.  The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Right.

f.             Termination.  The Extension Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.

8.                                      Expansion Right.

a.             Right of First Refusal.  Each time prior to the date that is 12 months after the Second Expansion Premises Commencement Date (“ROFR Expiration Date”), that Landlord intends to accept a written proposal or deliver a counter proposal which Landlord would be willing to accept (the “Pending Deal”) to lease all or a portion of the ROFR Space (as hereinafter defined) to a third party, Landlord shall deliver to Tenant written notice (the “Pending Deal Notice”) of the existence of such Pending Deal.  For purposes of this Section 8(a), “ROFR Space” shall mean that certain space identified on Exhibit D attached to this Second Amendment, which is not occupied by a tenant or which is occupied by a then existing tenant whose lease is expiring within 9 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space.  Tenant shall be entitled to exercise its right under this Section 8(a) only with respect to the entire ROFR Space described in such Pending Deal Notice (“Identified Space”).  Within 10 business days after Tenant’s receipt of the Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “Space Acceptance Notice”) if Tenant elects to lease the Identified Space.  Tenant’s right to receive the Pending Deal Notice and election to lease or not lease the Identified Space pursuant to this Section 8(a) is hereinafter referred to as the “Right of First Refusal.”  If Tenant elects to lease the Identified Space by delivering the Space Acceptance Notice within the required 10 business day period, Tenant shall be deemed to agree to lease the Identified Space on the same general terms and conditions as the Lease except that the terms of the Lease shall be modified to reflect the terms of the Pending Deal Notice for the rental of the Identified Space.  Tenant acknowledges that the term of the Lease with respect to the Identified Space and the Term of the Lease with respect to the then-existing Premises may not be co-terminous.  Notwithstanding anything to the contrary contained herein, in no event shall the Work Letter apply to the Identified Space.  If Tenant fails to deliver a Space Acceptance Notice to Landlord within the required 10 business day period, Tenant shall be deemed to have waived its rights under this Section 8(a) to lease the Identified Space and Landlord shall have the right to lease the Identified Space to the third party subject to the Pending Deal (or an affiliate thereof) (“Pending Deal Party”) on substantially the same business terms and conditions set forth in the Pending Deal Notice.  If Tenant’s Right of First Refusal has not otherwise been waived pursuant to this Section 8(a), Tenant’s Right of First Refusal shall expire and be of no further force or effect as of the ROFR Expiration Date.

b.             Amended Lease.  If: (i) Tenant fails to timely deliver a Space Acceptance Notice, or (ii)  after the expiration of a period of 10 business days after Landlord’s delivery to Tenant of a lease amendment or lease agreement for Tenant’s lease of the Identified Space, no lease amendment or lease agreement for the Identified Space acceptable to both parties each in their sole and absolute discretion, has been executed, Tenant shall be deemed to have waived its rights under Section 8(a) to lease the Identified Space and this Section 8 shall be terminated and of no further force or effect with respect to the Identified Space.

c.             Exceptions.  Notwithstanding the above, the Right of First Refusal shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i)            during any period of time that Tenant is in Default under any provision of the Lease; or

(ii)           if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Right of First Refusal.

d.             Termination.  The Right of First Refusal shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Right of First Refusal if, after such exercise, but prior to the commencement date of the lease of the Identified Space, (i) Tenant fails to timely cure any Default by Tenant under the Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Right of First Refusal to the date of the commencement of the lease of the Identified Space whether or not such Defaults are cured.

e.             Rights Personal.  The Right of First Refusal is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that it may be assigned in connection with any Permitted Assignment of this Lease.

f.             No Extensions.  The period of time within which the Right of First Refusal may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Right of First Refusal.

9.                                      Asbestos.

a.             Notification of Asbestos.  Landlord hereby notifies Tenant of the presence of asbestos-containing materials (“ACMs”) and/or presumed asbestos-containing materials (“PACMs”) within or about the Second Expansion Premises in the location identified in Exhibit C.

b.             Tenant Acknowledgement.  Tenant hereby acknowledges receipt of the notification in paragraph (a) of this Section 9 and understands that the purpose of such notification is to make Tenant and any agents, employees, and contractors of Tenant, aware of the presence of ACMs and/or PACMs within or about the 866 Building in order to avoid or minimize any damage to or disturbance of such ACMs and/or PACMs.

/s/ LL

Tenant’s Initials

c.             Acknowledgement from Contractors/Employees.  Tenant shall give Landlord at least 14 days’ prior written notice before conducting, authorizing or permitting any of the activities listed below within or about the Premises, and before soliciting bids from any person to perform such services.  Such notice shall identify or describe the proposed scope, location, date and time of such activities and the name, address and telephone number of each person who may be conducting such activities.  Thereafter, Tenant shall grant Landlord reasonable access to the Premises to determine whether any ACMs or PACMs will be disturbed in connection with such activities.  Tenant shall not solicit bids from any person for the performance of such activities without Landlord’s prior written approval.  Upon Landlord’s request, Tenant shall deliver to Landlord a copy of a signed acknowledgement from any contractor, agent, or employee of Tenant acknowledging receipt of information describing the presence of ACMs and/or PACMs within or about the Premises in the locations identified in Exhibit C prior to the commencement of such activities.  Nothing in this Section 9 shall be deemed to expand Tenant’s rights under the Lease or otherwise to conduct, authorize or permit any such activities.

(i)            Removal of thermal system insulation (“TSI”) and surfacing ACMs and PACMs (i.e., sprayed-on or troweled-on material, e.g., textured ceiling paint or fireproofing material);

(ii)           Removal of ACMs or PACMs that are not TSI or surfacing ACMs or PACMs; or

(iii)          Repair and maintenance of operations that are likely to disturb ACMs or PACMs.

10.                               Right to Relocate.  Section 39 of the original Lease is hereby deleted in its entirety and is null and void and of no further force or effect.

11.                               Disclosure.  For purposes of Section 1938 of the California Civil Code, as of the date of this Amendment, Tenant acknowledges having been advised by Landlord that the Project has not been inspected by a certified access specialist.

12.                               Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Second Amendment and that no Broker brought about this transaction, other than Savills Studley. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker other than Savills Studley claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Second Amendment.

13.                               Miscellaneous.

a.             This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.             This Second Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c.             This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.

d.             Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment.  In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail.  Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have executed the Second Amendment as of the day and year first above written.

TENANT:

CORVUS PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Leiv Lea
Its:	CFO

LANDLORD:

ARE-819/863 MITTEN ROAD, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

		By:	/s/ Eric S. Johnson
		Its	Eric S. Johnson
Senior Vice President
RE Legal Affairs

Exhibit A

Second Expansion Premises

Exhibit B

Work Letter

THIS WORK LETTER (this “Work Letter”) by and between ARE-819/863 MITTEN ROAD, LLC, a Delaware limited liability company (“Landlord”), and CORVUS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), is incorporated into that certain Lease Agreement dated as of January 27, 2015, as amended by that certain First Amendment to Lease dated as of March 19, 2015, and as further amended by that certain Second Amendment to Lease dated of even date herewith (the “Lease”).  Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.                                      General Requirements.

(a)                                 Tenant’s Authorized Representative.  Tenant designates Leiv Lea (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter.  Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative.  Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b)                                 Landlord’s Authorized Representative.  Landlord designates Todd Miller and Hong Leahey (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter.  Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative.  Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c)                                  Architects, Consultants and Contractors.  Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor in connection with the Tenant Improvements.

2.                                      Tenant Improvements.

(a)                                 Tenant Improvements Defined.  As used herein, “Tenant Improvements” shall mean all improvements to the Existing Premises and the Second Expansion Premises desired by Tenant of a fixed and permanent nature and reflected on the TI Construction Drawings (as defined in Section 2(c) below).  Other than funding the TI Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Second Expansion Premises for Tenant’s use and occupancy.

(b)                                 Tenant’s Space Plans.  Tenant shall deliver to Landlord schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements within 10 days of the date hereof.  Not more than 10 days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the TI Design Drawings.  Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 10 days thereafter.  Such process shall continue until Landlord has approved the TI Design Drawings.

(c)                                  Working Drawings.  Not later than 15 business days following the approval of the TI Design Drawings by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings.  Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements.  Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings.  Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments.  Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof.  Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant.  Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d)                                 Approval and Completion.  If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems (in which case Landlord shall make the final decision).  Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.                                      Performance of the Tenant Improvements.

(a)                                 Commencement and Permitting of the Tenant Improvements.  Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord.  The cost of obtaining the TI Permit shall be payable from the TI Fund.  Landlord shall assist Tenant in obtaining the TI Permit.  Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance.  Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

(b)                                 Selection of Materials, Etc.  Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building system.

(c)                                  Tenant Liability.  Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d)                                 Substantial Completion.  Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Second Expansion Premises (“Substantial Completion” or “Substantially Complete”).  Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704.  For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required:  (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4.                                      Changes.  Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a)                                 Tenant’s Right to Request Changes.  If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change.  Such Change Request must be signed by Tenant’s Representative.  Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b)                                 Implementation of Changes.  If Landlord approves such Change and Tenant deposits with Landlord any Excess TI Costs (as defined in Section 5(d) below) required in connection with such Change, Tenant may cause the approved Change to be instituted.  If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5.                                      Costs.

(a)                                 Budget For Tenant Improvements.  Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed.  The Budget shall be based upon the TI Construction Drawings approved by Landlord.  If the Budget is greater than the TI Allowance, Tenant shall deposit with Landlord the difference, in cash, prior to the commencement of construction of the Tenant Improvements, for disbursement by Landlord as described in Section 5(d).

(b)                                 TI Allowance.  Landlord shall provide to Tenant a tenant improvement allowance (collectively, the “TI Allowance”) as follows:

1.                                      a “Tenant Improvement Allowance” in the maximum amount of $1,600,000 in the aggregate, which is included in the Base Rent set forth in the Lease; and

2.                                      an “Additional Tenant Improvement Allowance” in the maximum amount of $200,000 in the aggregate, which shall, to the extent used, result in TI Rent as set forth in Section 5(b) of the Second Amendment.

Before commencing the Tenant Improvements, Tenant shall notify Landlord how much Additional Tenant Improvement Allowance Tenant has elected to receive from Landlord.  Such election shall be final and binding on Tenant, and may not thereafter be modified without Landlord’s consent, which may be granted or withheld in Landlord’s sole and absolute subjective discretion The TI Allowance shall be disbursed in accordance with this Work Letter.

Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4.  Tenant shall have no right to any portion of the TI Allowance that is not disbursed before the last day of the month that is 12 months after the Second Expansion Premises Commencement Date.

(c)                                  Costs Includable in TI Fund.  The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, and the cost of Changes (collectively, “TI Costs”).  Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not be limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.  Landlord shall not be entitled to any construction or supervision fee in connection with the Tenant Improvements.

(d)                                 Excess TI Costs.  Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance.  If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance, Tenant shall deposit with Landlord, as a condition precedent to Landlord’s obligation to fund the TI Allowance, 100% of the then current TI Cost in excess of the remaining TI Allowance (“Excess TI Costs”).  If Tenant fails to deposit, or is late in depositing any Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge).  For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease.  The TI Allowance and Excess TI Costs is herein referred to as the “TI Fund.”  Funds deposited by Tenant shall be the first thereafter disbursed to pay TI Costs.  Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.  If upon Substantial Completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the TI Fund, Tenant shall be entitled to such undisbursed TI Fund solely to the extent of any Excess TI Costs deposit Tenant has actually made with Landlord.

(e)                                  Payment for TI Costs.  During the course of design and construction of the Tenant Improvements, Landlord shall reimburse Tenant for TI Costs once a month against a draw request in Landlord’s standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request.  Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Fund), Tenant shall deliver to Landlord:  (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Second Expansion Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Second Expansion Premises.

6.                                      Miscellaneous.

(a)                                 Consents.  Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b)                                 Modification.  No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)                                  Removal. Notwithstanding anything to the contrary contained in the Lease or this Work Letter, Tenant shall not be required to remove or restore the Tenant Improvements constructed by Tenant pursuant to this Work Letter at the expiration or earlier termination of the Term, nor shall Tenant have any right to remove or restore any such Tenant Improvements at any time.

(d)                                 Default.  Notwithstanding anything to the contrary contained in the Lease or this Work Letter, Landlord shall not have any obligation to fund any portion of the TI Allowance during any period that Tenant is in Default under the Lease.

Exhibit C

Asbestos Disclosure

NOTIFICATION OF THE PRESENCE OF ASBESTOS CONTAINING MATERIALS

This notification provides certain information about asbestos within or about the Premises at 866 Malcolm Road, Burlingame, CA (“Building”) in accordance with California Code of Regulations, title 8, section 1529 and Section 25915 et. seq. of the California Health and Safety Code.

Historically, asbestos was commonly used in building products used in the construction of buildings across the country.  Asbestos-containing building products were used because they are fire-resistant and provide good noise and temperature insulation.  Because of their prevalence, asbestos-containing materials, or ACMs, are still sometimes found in buildings today.

An asbestos survey of the Building identified several ACMs in the interior of the building that were abated in August and September 2004.  The remaining ACMs consist of black and light gray plastic roof cement (roof mastic).

Because ACMs are present and may continue to be present within or about the Building, we have hired an independent environmental consulting firm to prepare an operations and maintenance program (“O&M Program”).  The O&M Program is designed to minimize the potential of any harmful asbestos exposure to any person within or about the Building.  The O&M Program includes a description of work methods to be taken in order to maintain any ACMs or PACMs within or about the Building in good condition and to prevent any significant disturbance of such ACMs or PACMs.  Appropriate personnel receive regular periodic training on how to properly administer the O&M Program.

The O&M Program describes the risks associated with asbestos exposure and how to prevent such exposure through appropriate work practices.  ACMs and PACMs generally are not thought to be a threat to human health unless asbestos fibers are released into the air and inhaled.  This does not typically occur unless (1) the ACMs are in a deteriorating condition, or (2) the ACMs have been significantly disturbed (such as through abrasive cleaning, or maintenance or renovation activities).  If inhaled, asbestos fibers can accumulate in the lungs and, as exposure increases, the risk of disease (such as asbestosis or cancer) increases.  However, measures to minimize exposure, and consequently minimize the accumulation of asbestos fibers, reduce the risks of adverse health effects.

The O&M Program describes a number of activities that should be avoided in order to prevent a release of asbestos fibers.  In particular, you should be aware that some of the activities which may present a health risk include moving, drilling, boring, or otherwise disturbing ACMs.  Consequently, such activities should not be attempted by any person not qualified to handle ACMs.

The O&M Program is available for review during regular business hours at the Landlord’s office located at 1700 Owens Street, Suite 590, San Francisco, CA 94158.

The O&M Program is available for review during regular business hours at the Landlord’s office located at 1700 Owens Street, Suite 590, San Francisco, CA 94158.

Exhibit D

ROFR Space